SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 12, 2008

RC2 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22635	36-4088307
(Commission File Number)	(I.R.S. Employer I.D. Number)

1111 West 22nd Street Suite 320 Oak Brook, Illinois	60523
(Address of Principal Executive Offices)	(Zip Code)

630-573-7200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01       Entry into a Material Definitive Agreement

On September 12, 2008, RC2 Corporation, a Delaware corporation (the "Company"), and certain of its subsidiaries entered into a Tenth Amendment to the Company's Amended and Restated Credit Agreement (the "Amendment").  The Amendment extends the maturity date of the Company's credit facility to November 14, 2008, and provides that during the period after the original maturity date of September 14, 2008 and until the extended maturity date of November 14, 2008, the Company may use proceeds of the revolving line of credit solely for general working capital purposes in the ordinary course of business.  The Company paid a fee for the extension equal to 0.125% of the revolving credit commitments as of the date of the Amendment.  In addition, to the extent the credit facility is still in effect on October 14, 2008, the Company will be required to pay an extension fee on October 14, 2008 equal to 0.125% of the revolving credit commitments in effect on such date.  The Amendment also increased the applicable margin on the Company's revolving line of credit to LIBOR plus 2.00% to 3.50% per annum and the commitment fee to 0.40% to 0.50% per annum of the average daily unused portion of the revolving line of credit.

This description of the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amendment, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01       Financial Statements and Exhibits

(d)      Exhibits.

                       The following exhibit is filed herewith:

                       Exhibit 99.1 – Tenth Amendment to Amended and Restated Credit Agreement, dated as of September 12, 2008, among the Company, certain of its subsidiaries, Harris, N.A., as lender and agent, and the other lenders named therein.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, RC2 Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RC2 CORPORATION
Date:  September 15, 2008
BY /s/ Curtis W. Stoelting
       Curtis W. Stoelting, Chief Executive Officer